AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 18, 1996

                                                  Registration File No. 33-64533



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                         ------------------------------


                               AMENDMENT NO. 1 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------


                           GEOTEK COMMUNICATIONS, INC.
             (Exact name of registrant as specified in its charter)
                                    DELAWARE
         (State or other jurisdiction of incorporation or organization)
                                   22-2358635
                     (I.R.S. Employer Identification Number)
                                  20 CRAIG ROAD
                           MONTVALE, NEW JERSEY 07645
                                 (201) 930-9305
               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)
                               ANDREW SIEGEL, ESQ.
                          GENERAL COUNSEL AND SECRETARY
                           GEOTEK COMMUNICATIONS, INC.
                                  20 CRAIG ROAD
                           MONTVALE, NEW JERSEY 07645
                                 (201) 930-9305
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                         ------------------------------

                                 With a copy to:
                              WAYNE D. BLOCH, ESQ.
                         WILLIAM W. MATTHEWS, III, ESQ.
                   KLEHR, HARRISON, HARVEY, BRANZBURG & ELLERS
                               1401 WALNUT STREET
                             PHILADELPHIA, PA 19102
                                 (215) 568-6060
                         ------------------------------

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.
                         ------------------------------

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

         If any of the securities registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ____________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ____________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

         Pursuant to Rule 429 under the Securities Act of 1933, as amended, the Form of Prospectus included herein also relates to the securities registered under the Registrant's Registration Statement on Form S-3 (File No. 33-85296) declared effective on June 27, 1995 and the Registrant's Registration Statement on Form S-3 (File No. 33-62075) declared effective on September 8, 1995, is intended for use in connection therewith, and constitutes a post-effective amendment thereto.


         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                JANUARY 18, 1996


PROSPECTUS

                           GEOTEK COMMUNICATIONS, INC.
    ISSUANCE AND SALE TO CERTAIN SELLING SHAREHOLDERS OF UP TO $36,000,000 OF COMMON STOCK ISSUABLE UPON CONVERSION OF CONVERTIBLE NOTES (THE "NOTE SHARES"), ISSUANCE AND SALE OF 1,000,000 SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF
 WARRANTS (THE "WARRANT SHARES"), RESALE BY CERTAIN SELLING SHAREHOLDERS OF THE
  NOTE SHARES, THE WARRANT SHARES AND WARRANTS TO ACQUIRE THE WARRANT SHARES,
   RESALE BY CERTAIN SELLING SHAREHOLDERS OF 1,223,684 SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF SERIES M CUMULATIVE CONVERTIBLE PREFERRED STOCK AND
   RESALE BY A CERTAIN SELLING SHAREHOLDER OF 338,028 SHARES OF COMMON STOCK

        This Prospectus concerns the issuance and sale to certain Selling Shareholders (as described herein), from time to time, of up to an aggregate of $36,000,000 of the common stock, par value $.01 per share (the "Common Stock"), of Geotek Communications, Inc., a Delaware corporation ("Geotek" or the "Company"), upon the conversion of senior secured convertible notes, due March 1998, in the aggregate principal amount of $36,000,000, issued by the Company to certain Selling Shareholders on March 30, 1995 (the "March 1995 Notes"). The March 1995 Notes are convertible into Common Stock in accordance with an incremental conversion schedule beginning on September 30, 1995. See "Selling Shareholders and Related Information." All shares of Common Stock issuable upon conversion of the March 1995 Notes are hereinafter referred to as the "Note Shares."

         This Prospectus also concerns the issuance and sale to holders of the Warrants (as hereinafter defined), from time to time, of up to an aggregate of 1,000,000 shares of Common Stock issuable upon exercise of such Warrants. All shares of Common Stock issuable upon exercise of the Warrants are hereinafter referred to as the "Warrant Shares."

         This Prospectus also concerns the offer and sale by certain Selling Shareholders, from time to time, of the Note Shares and the Warrant Shares.

         This Prospectus also concerns the offer and sale by certain Selling Shareholders, from time to time, of Warrants issued by the Company to such Selling Shareholders in connection with their purchase of the March 1995 Notes and certain other notes issued by the Company on June 15, 1994 (the "June 1994 Notes"). The Warrants consist of 700,000 Common Stock purchase warrants issued by the Company to such Selling Shareholders with an exercise price of $8.125 per share of Common Stock (the "$8.125 Warrants") in connection with the sale of the March 1995 Notes and 300,000 Common Stock purchase warrants issued by the Company to such Selling Shareholders with an exercise price of $7.875 per share of Common Stock (the "$7.875 Warrants") in connection with the sale of the June 1994 Notes. Each of the Warrants may be exercised, from time to time, at any time during the period beginning on the date of issuance by the Company and ending on the five-year anniversary thereof. The $8.125 Warrants and the $7.875 Warrants are hereinafter collectively referred to as the "Warrants."

         This Prospectus also concerns the offer and sale by certain Selling Shareholders, from time to time, of 1,223,684 shares of Common Stock issuable upon the conversion of 1,162.5 shares of Series M Cumulative Convertible Preferred Stock, par value $.01 per share (the "Series M Preferred Stock"). The Series M Preferred Stock was issued by the Company to such Selling Shareholders on June 1, 1995. Each share of Series M Preferred Stock is immediately convertible into the number of shares of Common Stock as is determined by dividing (i) the sum of the $10,000 stated value per share of Series M Preferred Stock plus all unpaid dividends accrued and deemed to have accrued, if any, with respect to such shares of Series M Preferred Stock through the last dividend payment date by (ii) a conversion price of $9.50 per share, subject to certain adjustments. See "Selling Shareholders and Related Information." Assuming there are no accrued and unpaid dividends on the Series M Preferred Stock at the time of conversion, the Series M Preferred Stock is convertible into an aggregate of 1,223,684 shares of Common Stock. The shares of Common Stock issuable upon conversion of the Series M Preferred Stock are hereinafter referred to as the "Series M Shares."

         This Prospectus also concerns the resale by a certain Selling Shareholder, from time to time, of 338,028 shares of Common Stock issued to such Selling Shareholder on October 31, 1995 (the "RDC Offered Shares"). The Note Shares, the Warrants Shares, the Series M Shares and the RDC Offered Shares are hereinafter collectively referred to as the "Shares."

         For information regarding the Selling Shareholders, see "Selling Shareholders and Related Information."


         The Company's Common Stock is listed on the NASDAQ National Market ("NNM") under the symbol "GOTK" and on the Pacific Stock Exchange ("PSE") under the symbol "GEO." On January 15, 1996, the closing sale price for the Company's Common Stock, as quoted on the NNM, was $7.38 per share.


         It is presently anticipated that sales of Shares by the Selling Shareholders hereunder will be effected, from time to time, (i) in ordinary transactions on the PSE; (ii) through dealers or in ordinary broker transactions on the NNM or otherwise; (iii) "at the market" to or through market makers or into an existing market for the Shares; (iv) in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents; (v) through transactions in options (whether exchange-listed or otherwise); or (vi) in combinations of any such methods of sale. The Shares held by the Selling Shareholders will be sold at market prices prevailing at the time of sale or at negotiated prices. There is currently no established trading market for the Warrants, and it is uncertain whether there will ever be a trading market for the Warrants. It is not presently anticipated that the Warrants will be listed for trading on the PSE, the NNM or otherwise. As a result, it is presently anticipated that sales of Warrants by the Selling Shareholders will be effected, from time-to-time, in ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents, at negotiated prices. If at any time the Warrants are listed for trading on the PSE, the NNM or otherwise, sales of the Warrants could be effected in the same manner in which sales of Shares are effected. The Shares and Warrants held by the Selling Shareholders may also be sold hereunder by brokers, dealers, banks or other persons or entities who receive such Shares and Warrants as a pledgee of the Selling Shareholders. The Selling Shareholders and brokers and dealers through whom sales of Shares or Warrants may be effected may be deemed to be "underwriters," as defined under the Securities Act of 1933 (the "Securities Act"), and any profits realized by them in connection with the sale of the Shares or Warrants may be considered to be underwriting compensation. Notwithstanding the registration of the offer and sale of the Warrants and Warrant Shares to subsequent purchasers of the Warrants, Selling Shareholders to whom the Warrants were initially issued by the Company, whether or not affiliates of the Company, that acquire Warrant Shares upon exercise of the Warrants shall be required to deliver this Prospectus in accordance with the Securities Act in connection with any transaction involving the resale of such Warrant Shares.
                      ------------------------------------

        THE SECURITIES OFFERED HEREBY ARE HIGHLY SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4 HEREOF.
                      ------------------------------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



================================================================================================================================
                             PRICE           UNDERWRITING DISCOUNTS             PROCEEDS TO             PROCEEDS TO THE
                           TO PUBLIC             AND COMMISSIONS                THE COMPANY           SELLING SHAREHOLDERS
--------------------------------------------------------------------------------------------------------------------------------

Per Share.........          $(1)(2)                  $(1)(2)                     $0(3)(4)                    $(1)(5)
--------------------------------------------------------------------------------------------------------------------------------
Total..............         $(1)(2)                  $(1)(2)                     $0(3)(4)                    $(1)(5)

================================================================================================================================

(1) The Note Shares registered for issuance and sale hereunder will be issued and sold to the Selling Shareholders upon conversion of the March 1995 Notes at conversion prices equal to 87.5% of the weighted average of the sales prices of Common Stock on the trading day next preceding the date of conversion. The Warrant Shares registered for issuance and sale hereunder will be issued and sold to holders of the Warrants upon exercise of the Warrants at an exercise price of $8.125, in the case of the $8.125 Warrants, and $7.875, in the case of the $7.875 Warrants. It is anticipated that the Shares registered for resale hereunder will be sold by the Selling Shareholders in market or private transactions at prevailing prices, from time to time. It is anticipated that the Warrants registered for resale hereunder will be sold by the Selling Shareholders in transactions not involving established trading markets at negotiated prices, from time to time.

(2) No underwriting discounts or commissions are payable in connection with the issuance of the Note Shares or the Warrant Shares.

(3) Upon issuance of the Note Shares in connection with the conversion of the March 1995 Notes, the principal amounts otherwise payable by the Company under the March 1995 Notes, up to $36,000,000 in the aggregate, will be satisfied. The aggregate gross proceeds to the Company from the issuance and sale of the Warrant Shares will be $8,050,000.

(4) The Company will not receive any proceeds from the resale of Shares or Warrants by the Selling Shareholders.

(5) The Company will pay all expenses of the offering of the Shares and Warrants to which this Prospectus relates, other than, in connection with the resales of Shares and Warrants by the Selling Shareholders, any underwriting or broker-dealer discounts or commissions agreed to be paid by the Selling Shareholders.

                      ------------------------------------







                 The Date of this Prospectus is JANUARY 18, 1996

                             ADDITIONAL INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 7 World Trade Center, New York, NY 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission, Washington, D.C. 20549. The Company's Common Stock is listed on both the NNM and the PSE and such reports, proxy statements and other information filed with the Commission should also be available for inspection at the offices of the National Association of Securities Dealers, Inc., Report Section, 1735 K Street, N.W., Washington, D.C. 20006, and at the PSE facilities located at 115 Sansome Street, San Francisco, California.

         The Company has filed with the Commission a registration statement on Form S-3 under the Securities Act with respect to the securities offered hereby (such registration statement, together with all exhibits thereto, is hereinafter referred to as the "Registration Statement"). This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is hereby made to the Registration Statement. Statements contained in this Prospectus as to the contents of any document filed with, or incorporated by reference in, the Registration Statement are not necessarily complete, and in each instance are qualified in all respects by such reference.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The Company incorporates by reference into this Prospectus the documents listed below:

         (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1994 (as amended on Form 10-K/A#1 filed on or about April 28, 1995, Form 10-K/A#2 filed on or about May 26, 1995 and Form 10-K/A#3 filed on or about September 26, 1995);

         (2) The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1995, June 30, 1995 (as amended by Form 10-Q/A filed on or about September 26, 1995) and September 30, 1995;


         (3) The Company's Current Reports on Form 8-K, dated June 18, 1993 (as amended on Form 8-K/A filed on or about July 12, 1993), June 8, 1994 (as amended on Form 8-K/A filed on or about June 27, 1995), July 5, 1994 (as amended on Form 8-K/A filed on or about September 14, 1994), August 2, 1994 (as amended on Form 8-K/A filed on or about October 13, 1994 and Form 8-K/A filed on or about May 25, 1995), February 27, 1995, May 26, 1995, July 6, 1995, July 31, 1995,
August 24, 1995 and December 29, 1995; and


         (4) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, dated December 15, 1992.

         All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company hereby undertakes to provide, without charge, to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of all documents incorporated by reference in this Prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein. Requests for such copies should be directed to Corporate Secretary, Geotek Communications, Inc., 20 Craig Road, Montvale, New Jersey 07645; telephone number (201) 930-9305.

         The Company will furnish its shareholders with annual reports containing audited financial statements and reports by independent accountants. In addition, the Company will distribute unaudited quarterly reports to its shareholders for the first three quarters of each fiscal year.

                          ADDRESS AND TELEPHONE NUMBER

         The mailing address and telephone number of the Company's principal executive offices are as follows:

                        Geotek Communications, Inc.
                        20 Craig Road
                        Montvale, New Jersey  07645
                        Telephone Number: (201) 930-9305

                                  RISK FACTORS

         The securities described herein involve a substantial degree of risk. Prospective purchasers should carefully consider, among other things, the following factors:


COMMERCIAL IMPLEMENTATION OF GEONET(TM)


         The Company's current business plan contemplates the commercial implementation of GEONET in 36 target markets in the United States by the end of 1997. In each of these markets, the Company expects to gradually add subscribers and increase its service offerings. The Company expects to continue to generate negative cash flow in each of its target markets until it achieves an adequate subscriber base in such market.

         The successful and timely implementation of GEONET will depend upon a number of factors, many of which are beyond the control of the Company, including, but not limited to, the timely and cost-effective manufacture, construction and integration of the system infrastructure and software, the acquisition and control of additional radio spectrum, the procurement and preparation of base station and remote sites, the receipt of all necessary regulatory approvals, the establishment of effective sales and marketing organizations and distribution channels and the need for substantial additional financing. See "- Dependence on Third Party Providers," "- Need for Spectrum; Need for Transmission Sites," "- Government Regulation" and "- Need for Additional Financing." The failure or delay with respect to any of these items could adversely affect the timing of the implementation of GEONET in one or more of the Company's U.S. target markets, which could have a material adverse effect on the Company.


         The Company will make continuing hardware and software modifications to GEONET prior to, during and after the system's commercial roll-out. For example, the Company must integrate the initial GEONET data applications, which are expected to be completed in the first half of 1996, with the initial GEONET voice applications. Subsequent applications also will need to be integrated with existing GEONET applications. There can be no assurance that the Company will be able to satisfactorily complete such modifications and/or integration efforts, or that they will be able to be completed in a manner that enables the Company to offer its GEONET services on a profitable basis. A failure by the Company to satisfactorily complete any such modifications or integration efforts or to complete them on a cost-effective basis could have a material adverse effect on the Company.


         To date, no other wireless service provider has been successful at providing the level of integrated voice and data services contemplated by the Company. Accordingly, in implementing GEONET, the Company may encounter unforeseen technical issues. In addition, each of the Company's U.S. target markets is expected to present unique technical issues to the Company due to differences in geography and the level of local development. Technical difficulties in the operation and/or performance of GEONET also may be experienced as additional subscribers are added to the system in a given market or as the coverage area in any market is increased. There can be no assurance that the Company will be able to adequately address any such issues in any given market or that such issues will be able to be addressed in a cost-effective manner. Any failure by the Company to adequately address such issues or to address them in a cost-effective manner could have a material adverse effect on the Company.


LIMITED OPERATING HISTORY; MANAGEMENT OF GROWTH


         The Company entered the wireless communications industry in 1992 and, therefore, has limited experience in developing, establishing and operating wireless communications systems. To date, most of the Company's wireless communications services experience has been in foreign markets and has involved different technology than that to be employed by the Company in its U.S. target markets. In addition, the Company's only experience to date in the United States with respect to its digital wireless communications services has been testing GEONET in Philadelphia and, beginning in August 1995, providing wireless communication services to customers in Philadelphia. Prospective investors, therefore, have limited historical financial information about the Company on which to make a determination as to the prospects for the Company's U.S. wireless communications operations or financial condition and as to an investment in the Shares and Warrants offered hereby.


         Although the Company has added experienced senior management and has filled a substantial number of sales and field service positions during the last year, the Company will need to rapidly and significantly increase the number of technical and sales personnel that it employs in its target markets as the roll-out of GEONET progresses. The Company's success will depend upon its ability to continue to attract, motivate, train and manage additional employees. Management's ability to manage the Company's growth effectively also will require it to significantly expand its operational, financial and management systems. The failure of the Company to manage its growth effectively would have a material adverse effect on the Company's future operations.

NEED FOR SPECTRUM; NEED FOR TRANSMISSION SITES

         The Company will require additional spectrum to add capacity and to service anticipated demand in certain of its target markets, including in certain of its 1995 and 1996 markets. The Company also requires additional spectrum to initiate services in certain of its 1997 target markets. Moreover, a significant portion of the Company's existing radio spectrum in Philadelphia, New York City, Washington, Chicago, Dallas, Miami and Houston is subject to management agreements pursuant to which Motorola, Inc. ("Motorola") controls the radio spectrum. The Company cannot utilize this radio spectrum for GEONET services until such management agreements are terminated. In November 1994, Motorola and NEXTEL Communications, Inc. ("NEXTEL") entered into a consent decree with the federal government pursuant to which NEXTEL and Motorola agreed, upon effectiveness of the consent decree, to take steps to reduce their ownership and management of radio spectrum in certain U.S. markets including each of the above-referenced markets, so that they collectively own and/or manage no more than thirty 900 MHz channels in such markets. The consent decree further provides that any Motorola management agreements will be terminable at the sole option of the party owning the license upon 120 days' notice to Motorola. The consent decree allows Motorola to refuse to terminate such management agreements when Motorola and NEXTEL together control (including by management agreement) thirty or fewer 900 MHz channels in the licensee's market (including the managed channels as to which the termination of the agreement is being sought). The consent decree became effective on July 25, 1995. The Company has notified Motorola of its intent to terminate management agreements relating to certain channels owned by the Company or to which the Company has rights and has entered into an agreement with Motorola pursuant to which Motorola will vacate these channels on a schedule set by the Company.

         Certain agreements pursuant to which the Company has the right to acquire spectrum are subject to regulatory approval. Although the Company believes that such approval will be forthcoming prior to its expected roll-out in each such market, there can be no assurance that such approvals will be received on a timely basis or at all. The failure by the Company to obtain any such approvals could have a material adverse effect on the Company.

         The Company intends to acquire sufficient spectrum in each of its target markets in which it does not have sufficient spectrum to initiate service and to add additional capacity in certain of its other U.S. target markets. In December 1995, the Federal Communications Commission (the "FCC") commenced auctioning spectrum in each market in which the Company desires to acquire additional spectrum. Although the Company intends to bid on such spectrum to the extent such spectrum is needed, there can be no assurance that the Company will be the successful bidder for any radio spectrum auctioned by the FCC. In addition, the Company cannot predict the cost of obtaining licenses for additional spectrum since such costs are determined by factors beyond the Company's control, including but not limited to, the availability of licenses and the number of competitors seeking to acquire licenses in any particular market. Although the Company believes that it will be able to acquire sufficient spectrum in each of its U.S. markets, there can be no assurance that the Company will be able to make such acquisitions on a timely basis if at all or that such acquisitions will be able to be made on commercially acceptable terms. A failure by the Company to obtain sufficient radio spectrum on commercially acceptable terms and/or on a timely basis could have a material adverse effect on the Company. See "- Commercial Implementation of GEONET."

         There are only a limited number of existing communications towers capable of providing the Company with optimal coverage area for its radio transmissions and that are capable of supporting the Company's transmission equipment. In the event the Company cannot obtain leases for existing towers, it may be required to purchase sites, obtain necessary permits and build such towers, a process which the Company estimates could take up to one year to complete for each tower. If the Company is required to build new towers, the roll-out of GEONET in one or more target markets could be delayed, which could have a material adverse effect on the Company.

DEFICIENCY OF EARNINGS; NET LOSSES; SUBSTANTIAL INDEBTEDNESS


         On a consolidated basis, the Company experienced net losses from continuing operations of $2.4 million, $50.4 million and $42.4 million for the years ended December 31, 1992, December 31, 1993 and December 31, 1994, respectively, and $47.4 million for the nine month period ended September 30, 1995. In addition, the Company had a deficiency of earnings before interest, taxes, depreciation and amortization ("EBITDA") of $0.9 million, $15.2 million and $34.2 million for the years ended December 31, 1992, December 31, 1993 and December 31, 1994, respectively, and $30.6 million for the nine month period ended September 30, 1995. The Company anticipates that its net operating losses from operations and its EBITDA deficiency will increase significantly during the roll-out of GEONET. There can be no assurance that the Company will ever operate at profitable levels or have positive EBITDA. Until sufficient cash flow is generated from operations, the Company will have to utilize its capital resources or external sources of funding to satisfy its working capital needs.

         The Company has significant indebtedness, a substantial portion of which is represented by its 15% Senior Secured Discount Notes due 2005 which have an aggregate principal amount at maturity of $227.7 million (the "Senior Discount Notes"). Although no payments of interest or principal are due on the Senior Discount Notes in the immediate future, the Company will have significant debt service obligations beginning in July 2000. The Company also anticipates seeking additional financing, which financing may impose additional and earlier debt service obligations on the Company. See "-- Need for Additional Financing." The degree to which the Company is leveraged may impair the ability of the Company to obtain additional financing in the future for working capital, capital expenditures, acquisitions or other general corporate purposes. In addition, the Indenture governing the Senior Discount Notes (the "Indenture") and certain documents executed in connection therewith impose significant operating and financial restrictions on the Company, affecting, among other things, the ability of the Company to incur indebtedness, make prepayments of certain indebtedness, pay dividends, make investments, engage in transactions with stockholders and affiliates, issue capital stock of its subsidiaries, create liens, sell assets and engage in mergers and consolidations. Although the Indenture and the related documents contain various exemptions that are generally designed to allow the Company to operate its business without undue restraint, these restrictions, in combination with the leveraged nature of the Company, could limit the ability of the Company to effect future financings, respond to changing market conditions and otherwise may restrict corporate activities.


NEED FOR ADDITIONAL FINANCING


         The Company's existing cash on hand and expected cash flow from operations will not be sufficient to fund its full roll-out of GEONET. Based on the Company's projected roll-out schedule in its 36 United States target markets and its projected loading of subscribers in these markets, the Company estimates that it will need at least an additional $250.0 million of financing to fund GEONET's infrastructure costs as well as operating losses and working capital needs. Additionally, the macrocellular architecture of Geonet will allow the Company to adjust its aggregate cash expenditures by focusing its activities in certain markets while reducing its planned investments in other markets.

         The Company's need for additional financing will increase if the Company experiences delays in the commercial implementation of GEONET, cost overruns or unanticipated cash needs. Moreover, additional financing may be necessary to satisfy the terms of certain financing transactions, including, but not limited to, possible mandatory redemption and repayment obligations of the Company in connection with the Company's Preferred Stock. Under certain circumstances, the Company may be required on October 31, 2000 to redeem the Series H Preferred Stock for an aggregate price of $40.0 million (plus any accrued but unpaid dividends). In lieu of paying such redemption price in cash, the Company may satisfy this obligation by paying all or any portion of the redemption price in shares of Common Stock. In such event, the number of shares of Common Stock to be issued will be determined by multiplying the redemption price to be paid in Common Stock by 150% and dividing the resulting price by the market price of the Common Stock. In addition, in the event of certain circumstances constituting a change in control of the Company, the Company is obligated to offer to redeem the Series I Preferred Stock, Series K Preferred Stock and Series L Preferred Stock for their aggregate stated value, in each case approximately $10.0 million (plus accrued but unpaid dividends), payable in cash or shares of Common Stock at the Company's option.

         Pursuant to the terms of a Defeasance Security Agreement, dated July 6, 1995, the Company pledged to SC Fundamental Value Fund, L.P. and SC Fundamental Value BVI, Ltd., each of which is a Selling Shareholder hereunder, $40.5 million, at maturity, of United States Treasury obligations to secure the Company's obligations under the March 1995 Notes. The March 1995 Notes are convertible into Common Stock beginning September 30, 1995 at a 12.5% discount to the market price of the Common Stock on the date of conversion. To the extent the March 1995 Notes are not converted into Common Stock, the Company's financing needs will increase by an amount equal to the face value of the United States Treasury obligations securing such Notes which would otherwise have been released to the Company upon conversion.

         Additional financing also may be required to fund acquisitions of additional spectrum and businesses. The amount of additional funding required will depend upon the timing of such expenditures, the availability of cash flow from operations and, to the extent applicable, the availability of lease and vendor financing. It is presently anticipated that additional financing, if obtained, would be obtained from one or more sources, including, but not limited to, equity or debt financing (whether through public or private offerings), exercise of currently outstanding options and warrants, strategic partners, joint ventures, vendor financing, leasing arrangements or a combination thereof. There can be no assurance that additional financing will be available to the Company on desirable terms or at all.


COMPETITION


         Although the Company believes that the quality, array and flexibility of services to be offered by the Company through GEONET will meaningfully differentiate such services from those offered by other wireless communications providers in the Company's target markets, the Company will face significant competition from such other providers. The Company expects to experience competition for each type of service it intends to offer from existing dispatch, cellular telephony, paging and public data service providers. In addition, the Company expects to experience competition from manufacturers of Private Mobile Radio ("PMR") equipment, which target existing private network operators and Specialized Mobile Radio ("SMR") customers and urge them to build or upgrade their own private networks rather than utilize SMR service providers. Many of these providers and manufacturers are larger, more established, have more experience in the telecommunications industry, have greater name recognition, have larger sales staffs and/or have greater financial resources than the Company.


         NEXTEL has announced plans to construct a nationwide digital Enhanced Specialized Mobile Radio ("ESMR") network and is offering services in several cities. NEXTEL has also secured a significant number of 800 MHz SMR channels in several of the largest U.S. markets. In addition, to the extent that Motorola is the largest provider of PMR equipment, Motorola may be deemed to be an indirect competitor of the Company.


         The Company also may face competition from technologies and services introduced in the future. In March 1995, the FCC completed auctions for wideband Personal Communications Services ("PCS") licenses on a regional Metropolitan Trading Area basis within the United States. The FCC commenced its auction of 493 broadband basic trading area PCS licenses in December 1995. PCS could compete with services to be offered by the Company. The FCC also may license additional spectrum for other wireless services. It is also possible that satellite technology ultimately could be developed to permit urban use equal to or superior to that available through SMR systems, which would result in increased competition for the Company's services. The commercialization or further development of any such technologies could have a material adverse effect on the Company. See "- Rapid Technological Changes".


         Many of the target customers for GEONET currently use other wireless communications services. In order to be successful, the Company will need to migrate a portion of its target customers from their existing services to those provided by the Company over GEONET. The Company's ability to migrate its target customers over to its services will be highly dependent on the perceived utility of the Company's services to its target customers as compared to the services currently utilized by such customers. Because there currently is no integrated wireless communications network commercially available that is comparable to that expected to be offered by the Company over GEONET, the extent of the demand for the Company's wireless communication services cannot be predicted with any degree of certainty. The demand for the Company's digital wireless communications services also could be affected by other matters beyond its control, such as the future cost of subscriber equipment, marketing and pricing strategies of competitors and general economic conditions.

         The Company also expects to experience competition for radio spectrum from existing and future providers of wireless communications services. The Company also expects to experience competition for communications tower space. See "- Need for Spectrum; Need for Transmission Sites."

         The Company also experiences competition for each of its products and services other than GEONET in the markets in which it sells such products and services. Such competition is expected to remain strong for the foreseeable future.


GOVERNMENT REGULATION


         The licensing, construction, operation and acquisition of SMR systems in the United States is regulated by the FCC under the Communications Act of 1934, as amended (the "Communications Act"). During 1994, the FCC initiated several regulatory proceedings with wide-ranging implications for the wireless telecommunications industry. A primary intent of these recent amendments was to encourage competition among mobile communications service providers by removing regulatory distinctions between common carriers such as cellular telephone companies and private carriers such as SMR service providers. Although the Company will not be required to comply with most of these regulatory changes prior to 1996, the regulations may materially impact the Company's operations in the future. For example, the Company will be required to provide services on a "nondiscriminatory basis" and on terms that are not "unjust and unreasonable," as such terms are defined by the Communications Act. In addition, the FCC may, in the future, require that the Company provide equal access to its wireless services to other wireless and wireline communications providers and interconnection to wireline and wireless entities. The FCC may, in the future, specify by rule other common carrier regulations that would apply to commercial mobile services providers such as the Company. Moreover, the FCC did not delay the effective date of the applicability of its rules concerning foreign investment in and management and/or participation in any entity holding an FCC license. However, the FCC did provide a mechanism for newly re-classified providers to petition for a waiver of these limitations. The Company filed a petition to retain its foreign directors and officers, including certain executive officers of the Company the loss of the services of which could adversely affect the conduct of the Company's business. The Company's petition was granted by the FCC, which permits the Company to retain its foreign directors and officers until August 10, 1996. Thereafter, the Company's ability to retain foreign directors and officers will be limited by current FCC regulations. See "- Dependence on Key Personnel." These limitations may also affect the Company's ability to secure foreign financing through the sale of shares of Common Stock or Common Stock equivalents and to issue Common Stock in the acquisition of foreign subsidiaries. The Company cannot predict the effect of any of these regulations or any future regulation adopted by the FCC on the Company's operations. Moreover, there has been little experience in the interpretation and implementation of these regulations. Future interpretations or practices with respect to such regulations could have a material adverse effect on the Company.

         The Company has been granted a waiver to construct and activate certain systems it has acquired. In the event the Company fails to construct or activate such systems in accordance with the dates set forth in the waiver, the Company could lose the waiver and lose all of the frequencies covered by such waiver which have not been constructed or activated. The Company's waiver is currently subject to a pending challenge that was filed by a third party with whom the Company failed to negotiate a satisfactory management agreement. The Company believes that this challenge is without merit and is vigorously opposing it. A loss of the frequencies covered by such waiver that have not been constructed or activated would have a material adverse effect on the Company.

         The Company intends to acquire additional SMR licenses. There can be no assurance that the Company will be successful in its efforts to negotiate the acquisition of all licenses it seeks to acquire or in its efforts to obtain regulatory approval thereof. In addition, there can be no assurance that any licenses currently owned or acquired in the future by the Company will be renewed. The failure of the Company to renew existing or future SMR licenses could have a material adverse effect on the Company.


         All of the equipment utilizing the Company's technology, to the extent it is used to send or receive signals, must meet FCC criteria. Although GEONET base stations have received such approval and the mobile subscriber units have been designed to meet FCC standards and have been submitted for such approval, there can be no assurance that the subscriber units will meet such criteria. A failure by the Company's subscriber units or any of its other equipment to meet FCC standards could have a material adverse effect on the Company.


         Future changes in regulation or legislation affecting digital wireless telecommunications service or the allocation by the FCC or Congress of additional spectrum for services that compete with such service could adversely affect the Company's business. See "- Competition."


DEPENDENCE ON THIRD PARTY PROVIDERS


         The Company's digital wireless telecommunications system is being developed and commercialized by its subsidiary, PowerSpectrum, Ltd. ("PST"). However, the development by PST of the technology and systems is dependent in large part upon the efforts of Rafael Armament Development Authority ("Rafael"), a PST contractor, to adapt frequency hopping from a military to a commercial application, to integrate the frequency hopping technology with other digital technologies required for optimal commercial deployment of GEONET and, as discussed below, for the cost-effective manufacture of the base station hardware. In this regard, approximately 90 employees of Rafael are presently engaged on a full-time subcontract basis in the development of FHMA. If Rafael reduces its commitment to PST or continuing development efforts are not successful, the Company's prospects could be materially adversely affected.

         Neither the Company nor PST manufacture the system architecture, hardware and mobile subscriber units necessary for the commercial implementation of GEONET. Rafael has been contracted by PST to manufacture the system hardware for GEONET. Third parties, including Mitsubishi Consumer Electronics America ("Mitsubishi"), Hughes Network Systems ("Hughes"), a unit of GM Hughes Electronics, and Kenwood Corporation of Japan ("Kenwood"), will manufacture subscriber units and certain other components of the system hardware for GEONET. There can be no assurance that such third parties will deliver such equipment on a timely basis or that the Company will be able to successfully integrate such components and hardware in a cost effective system on a timely basis, if at all. The Company has only a single manufacturing source for certain of the components of the GEONET system hardware, including the base stations and subscriber units. Although the Company believes that it can obtain all components necessary to build GEONET from other sources, delays may be encountered in the event of a component shortage because of the time it may take to identify substitute sources and manufacture substitute components. A failure by the Company to obtain hardware components on a timely basis or at satisfactory prices could adversely affect the ability of the Company to roll-out and market GEONET, which could have a material adverse effect on the Company. See "- Commercial Implementation of GEONET."

         The Company has entered into an agreement with IBM Corporation ("IBM") to manage the construction of the GEONET stations and the installation of FHMA equipment in the Company's U.S. target markets. A failure by IBM to manage the preparation and construction of the Company's base stations and remote sites could have a material adverse effect on the Company. See "Commercial Implementation of GEONET".

RAPID TECHNOLOGICAL CHANGES


         The telecommunications industry is subject to rapid and significant changes in technology, which could lead to new products and services that compete with those offered by the Company or could lower the cost of current competing products and services to the point where the Company's products and services could become non-competitive and the Company could be required to reduce the prices of its services. While the Company is not aware of any proposed changes that will materially affect the attractiveness of its product and service offerings, the effect of technological changes on the businesses of the Company cannot be predicted. In the future, the Company expects to experience competition from new technologies such as ESMR networks, PCS and possibly satellite technology, as well as from advances with respect to existing technologies such as cellular, paging and mobile data transmission. See "- Competition."

DEPENDENCE ON KEY PERSONNEL

         The success of the Company will depend greatly upon the active participation and the experience of its management. The loss of the services of Yaron Eitan, the Company's President and Chief Executive Officer, could adversely affect the conduct of the Company's business. In addition, the successful implementation of the Company's business plan will depend, to a large extent, upon the ability of the Company's and its subsidiaries' engineers and scientific personnel to perfect and improve upon existing and proposed products. The loss of some or all of such personnel, or the inability of the Company to attract additional personnel, or the inability of such persons to design such systems or to continue product enhancement will directly inhibit the ability of the Company to sell its products and services and to operate profitably.

RISKS OF INTERNATIONAL BUSINESS

         The Company operates in and sells products and services to clients in various countries and certain of its products and components are manufactured abroad. The Company's research and development activities are reliant upon foreign providers. Accordingly, the Company is subject to the risks inherent in conducting business across national boundaries, including, but not limited to, currency exchange rate fluctuations, international incidents, military outbreaks, economic downturns, government instability, nationalization of foreign assets, government protectionism and changes in governmental policy, any of which risks could have a material adverse impact on the Company.

INFLUENCE BY SIGNIFICANT STOCKHOLDERS; PREEMPTIVE RIGHTS

         As of the date hereof, approximately 25% of the total voting power of the Company's Common Stock (on a fully diluted basis, but without giving effect to the exercise of the options held by Vanguard Cellular Systems, Inc. ("Vanguard")), were beneficially owned by the directors and executive officers of the Company and their affiliates. Consequently, the Company's directors and executive officers will be able to exert significant influence with respect to all matters upon which stockholder approval is required.

         Of the amounts discussed above, 5,916,514 shares, or 9.9% of the Company's Common Stock are beneficially owned by a group of investors including George Soros (the "Soros Group"), whose affiliate, Purnendu Chatterjee, is a director of the Company. In addition, as of the date hereof, Vanguard beneficially owned approximately 3.3 million shares or 6.1% of the Company's outstanding Common Stock. However, assuming full exercise of the options held by Vanguard as of such date, 8.6 million shares, or 14.5% of the Company's Common Stock on a fully diluted basis, would be beneficially owned by Vanguard. With respect to certain issuances of voting securities by the Company, Vanguard and the Soros Group have the preemptive right to purchase voting securities of the Company, at the same price and the same terms as the Company may offer to third parties, in an amount sufficient to maintain Vanguard's or the Soros Group's percentage interests, as applicable, in the voting securities of the Company on a fully diluted basis.

         Winston Churchill, the Chairman of the Board of the Company, Yaron Eitan, the President and Chief Executive Officer of the Company, Evergreen Canada-Israel Investment & Co., Ltd. ("Evergreen"), S-C Rig Investments-III, L.P., the Soros Group's vehicle for investment in the Company ("S-C Rig"), and Vanguard have agreed to vote their shares to elect a representative of each of Evergreen, S-C Rig and Vanguard, respectively, to the Board of Directors of the Company (although no representative of Evergreen currently is a member of the Board of Directors). This obligation shall continue with respect to each of the parties for so long as Vanguard, S-C Rig and Evergreen beneficially own at least 2,500,000, 2,500,000 and 1,000,000 shares of Common Stock, respectively. In the event that the beneficial ownership of any such party drops below its designated ownership level, then the agreement terminates with respect to such party only and the agreement continues in full force and effect with respect to the remaining parties thereto. Mr. Purnendu Chatterjee is the designated representative of S-C Rig; and Mr. Haynes G. Griffin is the designated representative of Vanguard. In addition, the Company has agreed, pursuant to an agreement entered into in connection with the Company's acquisition of Metro Net Systems, Inc. to use its best efforts to cause the election of Mr. Richard Krants as a director of the Company through the 1996 fiscal year. The Company has also agreed to use its best efforts to have Mr. Eitan elected as a member of the Board of Directors during the term of his employment.

TRANSACTIONS WITH AFFILIATES

         During the period since its inception, the Company has undertaken a wide variety of financing and merger/acquisition activity which has resulted in its present corporate and financial structure. Included in such activity have been transactions which have involved persons who now serve, or who did serve at the time, as directors and officers of the Company or persons or entities related to such persons. In every instance where such transactions have involved any such persons or entities, the specific transaction has been approved unanimously by directors of the Company, including all disinterested and outside directors, with the affected parties abstaining. It is the Company's view that each such transaction has been on terms no less favorable to the Company than other similar transactions available to the Company with unaffiliated parties, if available at all. In most of such instances, such transactions have been the Company's only recourse to meet financing needs and/or business goals. Despite the foregoing, prospective purchasers may wish to consider the circumstances in which such transactions were made, the terms of such transactions and the Company's possible alternative courses of action.

PATENT ISSUES

         The Company protects its proprietary information by way of confidentiality and non-disclosure agreements with employees and third parties who may have access to such information. The Company continually reviews its technology developments in order to file patent applications and has filed patent applications with respect to certain aspects of its FHMA(TM) frequency hopping technology and GEONET in Israel and expects to file additional patent applications in Israel and the United States. Generally, the Company intends to file all patent applications in the United States and Israel and in such other countries as it deems appropriate. There can be no assurance that such applications will be granted. There can be no assurance that any patents issued will afford meaningful protection against competitors with similar technology or that any patents issued will not be challenged by third parties. There also can be no assurance that others will not independently develop similar technologies, duplicate the Company's technologies or design around the patented aspects of any technologies developed by the Company. Many patents and patent applications have been filed by third parties with respect to wireless communications technology. The Company does not believe that its technology infringes on the patent rights of third parties. However, there can be no assurance that certain aspects of the Company's technology will not be challenged by the holders of such patents or that the Company will not be required to license or otherwise acquire from third parties the right to use certain technology. The failure to overcome such challenges or obtain such licenses or rights could have a material adverse effect on the Company's operations.

DIVIDENDS ON COMMON STOCK NOT LIKELY

         The Company has not declared or paid any cash dividends on its Common Stock since commencing operations and does not anticipate paying any dividends on its Common Stock in the foreseeable future. At present, the Company is obligated to pay, for a five-year period following the issuance of the Series H Preferred Stock, cumulative dividends of $2,000,000 per year on the Series H Preferred Stock, in cash, and, for a five-year period following the issuance of the Series I Preferred Stock and Series K Preferred Stock, respectively, cumulative dividends equaling $700,000 per year on the Series I Preferred Stock and $700,000 per year on the Series K Preferred Stock, in cash or shares of Common Stock of the Company, before any cash dividends may be paid on its Common Stock. In addition, the Company is presently obligated to pay cumulative annual dividends of $750,000 per year on the Series L Preferred Stock, in cash or additional shares of Series L Preferred Stock, and cumulative annual dividends of $988,125 per year on the Series M Preferred Stock, in cash or shares of Common Stock, before any cash dividends may be paid on its Common Stock. At present, the Company is current in payment of all required dividends on its outstanding preferred stock. In addition, the terms of certain indebtedness of the Company prohibit, during the term of such indebtedness, the declaration or payment of any dividend on the Company's Common Stock (other than in shares of such Common Stock).

SHARES OF COMMON STOCK ELIGIBLE FOR SALE; DILUTION

         The Company has in the past registered for offer and sale under the Securities Act certain of the issued and outstanding shares of Common Stock and certain of the shares of Common Stock issuable upon the exercise or conversion, as applicable, of outstanding options, warrants and convertible securities held by the Company's stockholders, including certain officers, directors, employees and "affiliates" of the Company (as such term is defined pursuant to the Exchange Act). The sale of such shares would have been subject to substantial limitations in the absence of such registration. A substantial number of such shares may still be held by the registered holders thereof and available for resale under currently effective registration statements. In addition, certain stockholders of the Company hold the right (subject to certain conditions) to require that the Company register for offer and sale issued and outstanding shares of Common Stock and/or shares of Common Stock issuable upon the exercise or conversion, as applicable, of options, warrants and convertible securities. Sales of substantial amounts of such shares could adversely affect the market value of the Common Stock and, in the case of convertible securities, may effect a dilution of the book value per share of Common Stock, depending upon the timing of any such sales.

NO ESTABLISHED TRADING MARKET FOR WARRANTS

         Investors in the Warrants should be aware that there is currently no established trading market for the Warrants, and it is uncertain whether there will ever be a trading market for the Warrants. It is not presently anticipated that the Warrants will be listed on the PSE, the NNM or otherwise.

                              SELLING SHAREHOLDERS
                             AND RELATED INFORMATION

         On March 30, 1995, pursuant to a Note and Warrant Purchase Agreement dated as of March 20, 1995, the Company consummated a private transaction pursuant to which it issued and sold to The SC Fundamental Value Fund, L.P. and SC Fundamental BVI, Ltd. (collectively, the "SC Investors"), each of which is a Selling Shareholder hereunder, the March 1995 Notes and the $8.125 Warrants. The aggregate gross proceeds to the Company from the issuance and sale of the March 1995 Notes and the $8.125 Warrants was $36,000,000, less $25,000,000, plus accrued and unpaid interest thereon, used by the Company to retire the June 1994 Notes. In connection with the issuance and sale of the June 1994 Notes to the SC Investors, the Company issued to such Selling Shareholders the $7.875 Warrants. The $8.125 Warrants and the $7.875 Warrants are collectively referred to as the "Warrants." The shares of Common Stock issuable by the Company upon the exercise of the Warrants are collectively referred to herein as the "Warrant Shares."

         The March 1995 Notes bear interest at the rate of 14.75% per annum, payable quarterly until maturity or earlier conversion. During each four month period beginning September 30, 1995, February 1, 1996 and June 1, 1996, up to $12,000,000 principal amount of the Notes (but no more than $250,000 on any one day) may be converted, from time to time, by the Selling Shareholders into shares of Common Stock at a conversion price equal to 87.5% of the weighted average of the sale prices of the Common Stock on the trading day next preceding the date of conversion. Pursuant to the terms of a Defeasance Security Agreement, dated July 6, 1995, the Company pledged to the SC Investors $40.5 million, at maturity, of United States Treasuries (the "Defeasance Collateral") to secure the Company's obligations under the March 1995 Notes, including the repayment of the principal amount thereunder together with all accrued and unpaid interest thereon through maturity. To the extent all or a portion of the principal amount of the March 1995 Notes is converted into Common Stock, an amount of the Defeasance Collateral otherwise payable in respect of such converted principal, and any interest that would have thereafter accrued thereon, will be released to the Company.

         On June 1, 1995, the Company completed a private transaction pursuant to which it issued and sold to BEA International Equity Portfolio ("BEA") and the other investors listed beneath the reference to BEA in the table regarding beneficial ownership of Common Stock set forth on Page 14 hereof, each of which is a Selling Shareholder hereunder, 1,162.5 shares of Series M Preferred Stock. The aggregate gross proceeds to the Company from the issuance and sale of the Series M Preferred Stock was $11,625,000. The shares of Series M Preferred Stock issued and sold to such Selling Shareholders are immediately convertible into the number of shares of Common Stock as is determined by dividing (i) the sum of the $10,000 stated value per share of Series M Preferred Stock plus all unpaid dividends accrued and deemed to have accrued, if any, with respect to such shares of Series M Preferred Stock through the last dividend payment date by (ii) a conversion price of $9.50 per share, subject to certain adjustments.

         On October 31, 1995, the Company completed a private transaction pursuant to which it issued to RDC-Rafael Development Corporation Ltd. ("RDC"), a Selling Shareholder hereunder, 2,138,028 shares of Common Stock, of which 338,028 shares are included in the securities offered by this Prospectus (the "RDC Offered Shares"). In consideration of the issuance of the RDC Offered Shares to RDC, the Company received aggregate gross proceeds of $3,000,000. The remaining 1,800,000 shares issued to RDC (the "RDC Restricted Shares") were issued by the Company in exchange for RDC's interest in the Company's subsidiary, PST. RDC's interest in PST consisted of an approximately 38% equity interest, an approximately 40% voting interest, and a perpetual capital note in the principal amount of approximately $3,750,000. In connection with the issuance of shares to RDC described above, PST granted an option to RDC to acquire up to a 10% equity interest in PST upon the occurrence of certain triggering events the result of which would be to reduce the Company's ownership interest in PST to no more than a certain threshold percentage, initially, 90%. The Company has been and continues to be, in large part, dependent upon the efforts of Rafael in the development and commercialization of its digital wireless telecommunications technology. Rafael continues to have a significant interest in RDC. See "Risk Factors -Dependence on Third Party Providers."

         The Selling Shareholders are listed below. Included below concerning each Selling Shareholder beneficially owning Common Stock or Warrants, as applicable, is (i) a table showing the total amount and percentage of the Common Stock beneficially owned by such person, the amount subject to sale hereunder and the resulting amount and percentage if all Shares offered hereby which are owned by such person are sold, and (ii) a table showing the total amount and percentage of the Warrants beneficially owned by such person, the amount subject to sale hereunder, and the resulting amount and percentage if all Warrants offered hereby which are owned by such person are sold. None of the Selling Shareholders has held any position or office, or had any other material relationship with the Company during the past three years.


     COMMON STOCK                               PRE-OFFERING(1)                                        POST-OFFERING(2)
     ------------                               ---------------                                        ----------------

                                            TOTAL                                                   TOTAL
                                           NUMBER                                                  NUMBER
                                          OF SHARES                                               OF SHARES
                                        BENEFICIALLY        PERCENTAGE          SHARES          BENEFICIALLY       PERCENTAGE
SELLING SHAREHOLDERS                        OWNED          OF CLASS (3)         OFFERED             OWNED          OF CLASS(3)
--------------------                        -----          ------------         -------             -----          -----------
The SC Fundamental
Value Fund, L.P.(4)                   3,998,414(5)(6)          6.9%            3,998,414              0                 0%

SC Fundamental Value BVI,
Ltd.(4)                               2,144,443(5)(7)          3.8%            2,144,443              0                 0%


RDC-Rafael Development                3,388,028(9)             6.3%              338,028          3,050,000            5.6%
Corporation Ltd. (8)

BEA International                       631,579(10)           1.21%              631,579              0                 0%
Equity Portfolio

The Emerging                            105,263(9)              *                105,263              0                 0%
Markets Infrastructure Fund

The First
Israel Fund                             105,263(9)              *                105,263              0                 0%


The Emerging Markets                    105,263(9)              *                105,263              0                 0%
Telecommunications Fund

CI Global Fund                          105,263(9)              *                105,263              0                 0%

CI Emerging Markets Fund                105,263(9)              *                105,263              0                 0%


Alpha Atlas Holdings LLC                 52,632(9)              *                 52,632              0                 0%

International Equity Fund                13,158(9)              *                 13,158              0                 0%



--------------------------
*  Less than 1%

(1) Beneficial ownership figures include all Common Stock represented by shares of issued and outstanding Common Stock as well as shares of Common Stock issuable upon exercise or conversion of outstanding warrants, options and convertible securities, including shares of Common Stock issuable upon conversion or exercise of the Series M Preferred Stock, the March 1995 Notes and the Warrants. Assumes that there are no accrued and unpaid dividends on the Series M Preferred Stock at the time of conversion so that each share of Series M Preferred Stock is convertible into approximately 1,053 Shares. Based on information available to the Company, to the Company's knowledge, except for RDC Development Corporation Ltd., none of the Selling Shareholders beneficially owns any Common Stock other than the Shares offered hereby. For information regarding the beneficial ownership of the Warrants, see the table regarding beneficial ownership of the Warrants set forth on Page 15 of this Prospectus.

(2) Assumes the sale of all Shares offered by this Prospectus by each Selling Shareholder to third parties unaffiliated with the Selling Shareholders.

(3) These percentages are calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder, without giving effect to the 60-day limitation regarding conversion or exercise of convertible securities and warrants.

(4) Both the general partner of The SC Fundamental Value Fund, L.P., SC Fundamental, Inc., and the investment manager of SC Fundamental Value BVI, Ltd., SC Fundamental BVI, Inc., are controlled by

         Messrs. Gary N. Siegler and Peter M. Collery. Such individuals may be deemed to beneficially own the Shares owned by the SC Investors. Messrs. Siegler and Collery disclaim beneficial ownership of such Shares.

(5) Assumes the full conversion of the Notes in the aggregate principal amount of $36,000,000 at a conversion price equal to 87.5% of the weighted average of the sale prices of the Common Stock as reported on the NNM on August 30, 1995 ($8.00 per share), or 5,142,857 shares of Common Stock. The March 1995 Notes are convertible into Common Stock in three increments of $12,000,000 each during the three four-month periods beginning September 30, 1995, February 1, 1996 and June 1, 1996.

(6)      Represents 3,337,714 Note Shares and 660,700 Warrant
         Shares.

(7)      Represents 1,805,143 Note Shares and 339,300 Warrant
         Shares.

(8) RDC is controlled by DEP Technology Holdings Ltd. ("DEP"), a holding company whose sole asset is its 50.1% interest in the outstanding capital stock of RDC. DEP is one-third owned by each of PEC Israel Economic Corporation ("PEC"), Discount Investment Corporation Ltd. ("DIC") and Elron Electronic Industries Ltd. ("Elron"). PEC owns 13.6% of the outstanding shares of Elron and DIC owns 26.4% of the outstanding shares of Elron. PEC and DIC are each controlled by IDB Development Corporation Ltd., which in turn is controlled by IDB Holding Corporation Ltd. ("IDB Holding"). Accordingly, each of such corporations shares the power to vote and dispose of and may be deemed to beneficially own the shares of Common Stock of the Company owned by RDC. By reason of their interests in and relationships with IDB Holding, Raphael Recanati and Jacob Recanati, who are brothers, and their nephew and niece, Leon Recanati and Judith Yovel Recanati, who are brother and sister, may be deemed to share the power to vote and dispose of and to beneficially own the shares of Common Stock of the Company beneficially owned by IDB Holding.

(9) Includes 338,028 RDC Offered Shares, 1,800,000 RDC Restricted Shares and an additional 1,250,000 shares of Common Stock of the Company beneficially owned by RDC. In addition to the shares of Common Stock of the Company owned by RDC, Albar Finance and Leasing Ltd, a wholly-owned subsidiary of DIC, owns 50,000 shares of Common Stock of the Company and IDB Holding owns 23,200 shares of Common Stock of the Company. The RDC Restricted Shares may not be sold until October 31, 1997.

(10)     Assumes the full conversion of the Series M Preferred
         Stock.

     WARRANTS                                     PRE-OFFERING(1)                                       POST-OFFERING(2)
     --------                                     ---------------                                       ----------------
                                             TOTAL                                                   TOTAL
                                            NUMBER OF                                               NUMBER
                                            WARRANTS                                              OF WARRANTS
                                          BENEFICIALLY        PERCENTAGE         WARRANTS        BENEFICIALLY       PERCENTAGE
SELLING SHAREHOLDERS                          OWNED            OF CLASS           OFFERED            OWNED           OF CLASS
--------------------                          -----            --------           -------            -----           --------
The SC Fundamental Value
Fund, L.P.(3)                              660,700(4)           66.07%             660,700             0                0%

SC Fundamental Value BVI,
Ltd.(3)                                    339,300(5)           33.93%             339,300             0                0%

-------------------

(1) Beneficial ownership figures include the Warrants issued in connection with the issuance of the March 1995 Notes and the June 1994 Notes, all of which are owned by the Selling Shareholders. For information regarding beneficial ownership of Common Stock, including the Warrant Shares issuable upon exercise of the Warrants, see the table regarding beneficial ownership of Common Stock beginning on Page 14 of this Prospectus.

(2) Assumes the sale of all Warrants offered by this Prospectus by each Selling Shareholder to third parties unaffiliated with the Selling Shareholders.

(3) Both the general partner of The SC Fundamental Value Fund, L.P., S.C. Fundamental, Inc., and the investment manager of the SC Fundamental Value BVI, Ltd., SC Fundamental BVI, Inc., are controlled by Messrs. Gary N. Siegler and Peter
         M. Collery. Such individuals may be deemed beneficially own the Warrants owned by the SC Investors. Messrs. Siegler and Collery disclaim beneficial ownership of such Warrants.

(4)      Consists of 206,400 $7.875 Warrants and 454,300 $8.125
         Warrants.

(5)      Consists of 93,600 $7.875 Warrants and 245,700 $8.125
         Warrants.



                                  LEGAL MATTERS

         The validity of the Shares of Common Stock and Warrants offered hereby will be passed upon by Klehr, Harrison, Harvey, Branzburg & Ellers, Philadelphia, Pennsylvania. Such firm and certain partners of such firm beneficially own, in the aggregate, 135,363 shares of the Company's Common Stock.

                                     EXPERTS

         The consolidated balance sheets of the Company as of December 31, 1994 and 1993 and the consolidated statements of operations, shareholders' equity, and cash flows for the years ended December 31, 1994, 1993 and 1992, incorporated by reference in this Prospectus, have been incorporated by reference herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing. In such report, Coopers & Lybrand L.L.P. states, that with respect to certain affiliated companies, their opinions are based upon the reports of other independent accountants.

No person is authorized to give any information or to make any representation not contained or incorporated by reference in this Prospectus, and if given or made, such information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than those to which it relates or an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction.

                                TABLE OF CONTENTS
                                                                         PAGE

Additional Information...........................                          3
Incorporation of Certain Information
  by Reference...................................                          3
Risk Factors.....................................                          4
Selling Shareholders and Related
 Information.....................................                         13
Legal Matters....................................                         16





                           GEOTEK COMMUNICATIONS, INC.


                          ISSUANCE AND SALE TO CERTAIN
                          SELLING SHAREHOLDERS OF UP TO
                      $36,000,000 OF COMMON STOCK ISSUABLE
                         UPON CONVERSION OF CONVERTIBLE
                       NOTES (THE "NOTE SHARES"), ISSUANCE
                         AND SALE OF 1,000,000 SHARES OF
                           COMMON STOCK ISSUABLE UPON
                           EXERCISE OF WARRANTS (THE
                          "WARRANT SHARES"), RESALE BY
                         CERTAIN SELLING SHAREHOLDERS OF
                          THE NOTE SHARES, THE WARRANT
                         SHARES AND WARRANTS TO ACQUIRE
                          THE WARRANT SHARES, RESALE BY
                         CERTAIN SELLING SHAREHOLDERS OF
                        1,223,684 SHARES OF COMMON STOCK
                          ISSUABLE UPON CONVERSION OF
                        SERIES M CUMULATIVE CONVERTIBLE
                        PREFERRED STOCK AND RESALE BY A
                         CERTAIN SELLING SHAREHOLDER OF
                         338,028 SHARES OF COMMON STOCK





                              ____________________


                                   PROSPECTUS



                                January 18, 1996


                              ____________________

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

                           GEOTEK COMMUNICATIONS, INC.
ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         Set forth below is an itemized statement of all expenses incurred or to be incurred in connection with the issuance and distribution of the securities to be registered:






Registration fee*.............................................................        $    815.93
Blue sky filing fees and expenses.............................................           1,000.00
Transfer agent and registration fee...........................................           1,000.00
Printing and mailing expenses.................................................           3,000.00
Legal fees and expenses.......................................................          10,000.00
Accounting fees and expenses..................................................           5,000.00
Miscellaneous.................................................................           5,000.00

    Total.....................................................................         $25,813.93
                                                                                       ----------

-------------------
*Exact; all other fees and expenses are estimates.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          A. The Delaware Corporation Law provides that, to the extent that any director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the Company) which he was a party to by reason of the fact that he is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, the Company shall indemnify any such person against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

          B. In addition, the Company has the power to indemnify any of the persons referred to above in connection with any such actions against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any such actions, suit or proceeding, if such person acted in good faith and in a manner he reasonably believed to be or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

          Notwithstanding the foregoing, in connection with any action or suit by or in the right of the Company to procure a judgment in its favor, the Company shall not make any indemnification as described above in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless or only to the extent that the Court of Chancery (in the State of Delaware) or the court in which such action or suit was brought shall determine, upon application, that, despite adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

          C. The Company also has the power, under the Delaware Corporation Law, to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any other liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of this Section.

          D. The indemnification provided by or allowable pursuant to the Delaware Corporation Law shall or may, as applicable, continue as to a person who has ceased to be a director, officer, employee or agent of the Company and shall inure to the benefit of the heirs, executors and administrators of such a person.

ITEM 16.  EXHIBITS

          The following documents are filed as a part of this Registration Statement. (Exhibit numbers correspond to the exhibits required by Item 601 of Regulation S-K for a Registration Statement on Form S-3.)

          (a)     Exhibits

EXHIBIT NO.

2.1 Stock Purchase Agreement, dated as of November 1, 1993, by and between the Company and S-C Rig
                  Investments-III, L.P.(1)

2.2 Stock Purchase Agreement, dated as of December 29, 1993, by and between the Company and Vanguard Cellular Systems, Inc. and its affiliates ("Vanguard"), regarding the sale of up to an aggregate of 12.5 million shares of the Company's Common Stock.(2)

2.3 Notarial Deed and Share Purchase Agreement, dated May 26, 1994, by and between Preussag Mobilfunk GmbH and Geotek Communications GmbH, a wholly-owned subsidiary of the Company.(3)

2.4 Notarial Deed and Share Purchase Agreement, dated July 6, 1994, by and between Quante A.G., on the one hand, and Geotek Communications GmbH and Geotek Beteiligungs GmbH, wholly-owned subsidiaries of the Company, on the other hand.(4)

2.5 Stock Purchase Agreement, dated as of April 6, 1995, by and between the Company and European Gateway
                  Acquisition Corp., regarding the sale of the Company's interest in Bogen Corporation and Speech Design GmbH, as amended.(5)


2.6               Stock Purchase Agreement, dated as of September
                  28, 1995, by and among the Company, Geotek PST,
                  Inc. and RDC-Rafael Development Corporation.(6)


4.1 Restated Certificate of Incorporation of the Company, as amended.(7)

4.2 Certificate of Amendment of the Restated Certificate of Incorporation of the Company filed February 26, 1993.(8)


4.3 Certificate of Amendment of the Restated Certificate of Incorporation of the Company filed February 16, 1994.(7)


4.4 Certificate of Designation of Series H Cumulative Convertible Preferred Stock.(2)


4.5 Certificate of Designation of Series I Cumulative Convertible Preferred Stock.(7)


4.6 Certificate of Designation of Series K Cumulative Convertible Preferred Stock.(5)


4.7 Certificate of Designation of Series L Cumulative Convertible Preferred Stock.(9)

4.8 Certificate of Designation of Series M Cumulative Convertible Preferred Stock.(9)

4.9               By-Laws of the Company, as amended.(10)

4.10              1989 Employee Stock Option Plan, as amended, of the
                  Company.(11)

4.11              1994 Employee Stock Option Plan of the Company.(12)


4.12 Note and Warrant Purchase Agreement, dated as of June 15, 1994, by and among Geotek Communications, Inc., The SC Fundamental Value Fund, L.P. and SC Fundamental Value BVI, Ltd.(13)

4.13 Pledge Agreement, dated as of June 15, 1994, by and among Geotek Communications, Inc., Geotek Acquisition Corp., Geotek Subsidiary Industries, Inc., Bogen Corporation, U.S.I. Venture Corp. and SC Fundamental Inc., as agent for The SC Fundamental Value Fund, L.P. and SC Fundamental Value BVI, Ltd.(13)

4.14 Senior Secured Note, dated June 20, 1994, from the Company in connection with the Note and Warrant
                  Purchase Agreement referenced in Exhibit 4.12
                  hereof.(13)

4.15 Senior Secured Note, dated June 20, 1994, from the Company in connection with the Note and Warrant
                  Purchase Agreement referenced in Exhibit 4.12
                  hereof.(13)


4.16 Warrant Certificate issued in connection with the Note and Warrant Purchase Agreement referenced in Exhibit
                  4.12 hereof dated June 20, 1994.(13)

4.17 Warrant Certificate issued in connection with the Note and Warrant Purchase Agreement referenced in Exhibit
                  4.12 hereof dated June 20, 1994.(13)


4.18 Note and Warrant Purchase Agreement, dated as of March 20, 1995, by and among the Company, The SC Fundamental Value Fund, L.P. and SC Fundamental Value BVI, Ltd.(11)


4.19 Pledge Agreement, dated as of March 30, 1995, by and among the Company, certain of its subsidiaries and SC Fundamental Inc., as agent for and on behalf of The SC Fundamental Value Fund, L.P. and SC Fundamental Value BVI, Ltd.(11)

4.20 Senior Secured Convertible Note, dated March 30, 1995, from the Company in connection with the Note and Warrant Purchase Agreement referenced in Exhibit 4.18 hereof.(11)

4.21 Senior Secured Convertible Note, dated March 30, 1995, from the Company in connection with the Note and Warrant Purchase Agreement referenced in Exhibit 4.18 hereof.(11)


4.22 Warrant Certificate issued in connection with Note and Warrant Purchase Agreement referenced in Exhibit 4.18 hereof dated March 30, 1995.(11)

4.23 Warrant Certificate issued in connection with Note and Warrant Purchase Agreement referenced in Exhibit 4.18 hereof dated March 30, 1995.(11)


4.24 Purchase Agreement, dated as of June 29, 1995, by and between the Company and Smith Barney Inc.(14)

4.25 Indenture, dated as of June 30, 1995, by and between the Company and IBJ Schroder Bank & Trust Company, as Trustee.(14)

4.26 Notes Registration Rights Agreement, dated as of July 6, 1995, by and between the Company and Smith Barney Inc.(14)

4.27 Pledge Agreement, dated as of July 6, 1995, by and between the Company and IBJ Schroder Bank & Trust Company.(14)

4.28 Share Transfer Agreement, dated as of July 6, 1995, by and between the Company and IBJ Schroder Bank & Trust Company.(14)

4.29 Charge Over Shares, dated as of July 6, 1995, by and between the Company and IBJ Schroder Bank & Trust Company.(14)


4.30 Warrant Agreement, dated as of June 30, 1995, by and between the Company and IBJ Schroder Bank & Trust Company.(14)

4.31 Warrant Share Registration Rights Agreement, dated as of July 6, 1995, by and between the Company and Smith Barney Inc.(14)

4.32 Defeasance Security Agreement, dated as of July 6, 1995, by and among the Company, The SC Fundamental Value Fund, L.P. and SC Fundamental Value BVI, Ltd.(14)

5                 Opinion of Klehr, Harrison, Harvey, Branzburg &
                  Ellers.(6)

10.1 Stockholders Voting Agreement, dated as of February 23, 1994, among the Company, Vanguard Cellular
                  Systems, Inc., S-C Rig Investments III, L.P.,
                  Evergreen Canada-Israel Investment & Co., Ltd., Yaron Eitan and Winston Churchill.(7)

10.2 Asset Exchange Agreement, dated as of March 24, 1995, by and between the Company, Metro Net Systems, Inc., NEXTEL Communications, Inc. and certain NEXTEL subsidiaries.(11)

10.3 FHMA(TM)Commercial Subscriber Unit Agreement, dated as of June 8, 1994, by and between the Company and Mitsubishi Consumer Electronics America, Inc.(15)

10.4 FHMA(TM)Portable Subscriber Unit Agreement, dated as of May 19, 1995, by and between the Company and Hughes Network Systems, Inc.(15)

*23.1             Consent of Coopers & Lybrand L.L.P. - Geotek
                  Communications, Inc.


*23.2             Consent of Shachak Peer Reznick & Co. -
                           PowerSpectrum Technology Ltd.
                  Consent of Shachak Peer Reznick & Co. -
                           Oram Power Supplies (1990) Ltd.
                  Consent of Shachak Peer Reznick & Co. -
                           Oram Electric Industries Ltd.


*23.3             Consent of Touche Ross & Co. -
                           National Band Three Limited and predecessor companies

*23.4             Consent of KPMG -
                           Band Three Radio Limited

*23.5             Consent of Coopers & Lybrand GmbH -
                           Preussag Bundelfunk GmbH


*23.6             Consent of Altenburg & Tewes AG -
                           DBF Bundelfunk GmbH & Co. Betriebs-KG


23.7 Consent of Klehr, Harrison, Harvey, Branzburg & Ellers (included in Exhibit 5)


24                Power of Attorney.(6)


----------------------------
*  Filed herewith.

(1) Incorporated by reference to the Exhibits to the Company's Current Report on Form 8-K with respect to events whose earliest date was November 1, 1993.

(2) Incorporated by reference to the Exhibits to Amendment No. 1 to the Company's Registration Statement on Form S-3
          (Registration No. 33-72820) filed with the Commission on January 25, 1994.

(3) Incorporated by reference to the Exhibits to the Company's Current Report on Form 8-K dated July 5, 1994.

(4) Incorporated by reference to the Exhibits to the Company's Current Report on Form 8-K dated August 2, 1994.

(5) Incorporated by reference to the Exhibits to Amendment No. 1 to the Company's Registration Statement on Form S-3
          (Registration No. 33-85296) filed with the Commission on May 26, 1995.


(6) Previously filed in connection with the initial filing of this Registration Statement.

(7) Incorporated by reference to the Exhibits to the Company's Annual Report on Form 10-K for the year ended December 31, 1993.

(8) Incorporated by reference to the Exhibits to Post-Effective Amendment No. 2 to the Company's Registration Statement on Form S-1 (Registration No. 33-42185) filed with the
          Commission on August 27, 1993.

(9) Incorporated by reference to the Exhibits to the Company's Current Report on Form 8-K dated May 26, 1995.

(10) Incorporated by reference to the Exhibits to the Company's Registration Statement on Form S-3
          (Registration No. 33-64117) filed with the Commission on November 9, 1995.

(11) Incorporated by reference to the Exhibits to the Company's Registration Statement on Form S-3 (Registration No. 33-72820) filed with the Commission on December 10, 1993.

(12) Incorporated by reference to the Exhibits to the Company's Annual Report on Form 10-K for the year ended
          December 31, 1994.

(13) Incorporated by reference to the Exhibits to the Company's Current Report on Form 8-K dated June 1, 1994.

(14) Incorporated by reference to the Exhibits to the Company's Current Report on Form 8-K dated July 6,
          1995.

(15) Incorporated by reference to the Exhibits to the Company's Current Report on Form 8-K dated June 8, 1994 (as amended on Form 8-K/A filed on or about June 27, 1995).

ITEM 17.        UNDERTAKINGS.


          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling-person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person of the registrant in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          A.      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES



          Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Montvale, New Jersey, on the 18th of January, 1996.


                    GEOTEK COMMUNICATIONS, INC.



                    By:        /s/ Yaron I. Eitan
                               -----------------------------------------------
                               Yaron I. Eitan
                               President, Chief Executive Officer and Director



          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been duly signed below by the following persons in the capacities and on the dates indicated.





SIGNATURES                                Title                                             Date
----------                                -----                                             ----




 *                                          Chairman of the Board; Director                 January 18, 1996
---------------------------------------
Winston J. Churchill


 /s/ Yaron I. Eitan                         President and Chief Executive Officer           January 18, 1996
---------------------------------------     (Principal Executive Officer);
Yaron I. Eitan                              Director




 *                                          Director                                        January 18, 1996
---------------------------------------
Walter E. Auch



 *                                          Director                                        January 18, 1996
--------------------------------------
George Calhoun



 *                                          Director                                        January 18, 1996
-------------------------------------
Purnendu Chatterjee



 *                                          Director                                        January 18, 1996
--------------------------------------
Haynes G. Griffin



 *                                          Director                                        January 18, 1996
--------------------------------------
Richard Krants



 *                                          Director                                        January 18, 1996
--------------------------------------
Richard T. Liebhaber



 *                                          Director                                        January 18, 1996
--------------------------------------
Haim Rosen



SIGNATURES                                Title                                             Date
----------                                -----                                             ----

 *                                          Director                                          January 18, 1996
--------------------------------------
Kevin W. Sharer



 *                                          Director                                          January 18, 1996
--------------------------------------
William Spier



 /s/ Michael McCoy                          Chief Financial Officer (Principal                January 18, 1996
---------------------------------------     Financial Officer)
Michael McCoy



 /s/ Michael Carus                          Chief Accounting Officer (Principal               January 18, 1996
---------------------------------------     Accounting Officer)
Michael Carus






* An original Power of Attorney authorizing Yaron I. Eitan and Yoram Bibring, and each of them, to sign any amendment to this Registration Statement on behalf of certain officers and directors of the Registrant was included with the signature pages to the originally filed Registration Statement to which this Amendment No. 1 relates.


                                       By:    /s/ Yaron I. Eitan
                                              --------------------------------
                                              Yaron I. Eitan, Attorney-in-Fact

                                  EXHIBIT INDEX


                                                                   Page No. In
                                                                  Sequentially
Exhibit No.                                                     Numbered SysteM



23.1             Consent of Coopers & Lybrand L.L.P. - Geotek
                 Communications, Inc.

23.2             Consent of Shachak Peer Reznick & Co. -
                          PowerSpectrum Technology Ltd.
                 Consent of Shachak Peer Reznick & Co. -
                          Oram Power Supplies (1990) Ltd.
                 Consent of Shachak Peer Reznick & Co. -
                          Oram Electric Industries Ltd.

23.3             Consent of Touche Ross & Co. -
                          National Band Three Limited and predecessor companies

23.4             Consent of KPMG -
                          Band Three Radio Limited

23.5             Consent of Coopers & Lybrand GmbH -
                          Preussag Bundelfunk GmbH


23.6             Consent of Altenburg & Tewes AG -
                          DBF Bundelfunk GmbH & Co. Betriebs-KG